EXHIBIT 99.1

Continental Materials Corporation Reports Unaudited First Quarter Results

CHICAGO, May 15, 2018 (GLOBE NEWSWIRE) -- Continental Materials Corporation (NYSE American:CUO) today reported a net loss of $6,193,000 or $3.65 per share for its first quarter ended March 31, 2018 compared to a net loss of $422,000 or 25 cents per share for the same period in 2017. The current year quarter includes the write-off of $6,934,000 ($5,201,000 net of tax benefit) of deferred development costs associated with a mining property for which the Company had applied to the state of Colorado to obtain mining permits. After the permits were denied by the Reclamation Mining and Safety Division (DRMS) of the Colorado Department of Natural Resources in 2016, the Company was invited to resubmit its request and address concerns raised during the first application hearing. On April 26, 2018, despite the recommendation of the DRMS staff to approve the application as submitted, the permit was denied again by the voting committee members. The Company has not yet received final written notice of the decision, but has written-off all related capitalized amounts as of March 31, 2018.

Consolidated sales in the first quarter of 2018 were $36,873,000, an increase of $2,770,000 or 8.1% compared to the first three months of 2017. Sales in the Concrete, Aggregates and Construction Supply (“CACS”) segment increased $1,581,000 as demand for ready-mix concrete improved over the prior year. Sales in the Door segment were higher by $427,000. Sales in the Heating and Cooling and Evaporative Cooling segments increased $557,000 and $207,000, respectively. Furnace sales in the first quarter of 2018 were higher compared to the first quarter of 2017; however, fan coil sales and backlog have decreased for the same period comparison.

The consolidated operating loss in the first quarter of 2018, before the $6,934,000 write-off of deferred development discussed above, was $1,259,000 compared to a consolidated operating loss of $611,000 in the first quarter of 2017. The Door segment reported an increase of $145,000 in operating profit in the first quarter of 2018 compared to the first quarter of 2017. The Heating and Cooling segment reported a smaller increase of $6,000 for the same comparison period. The CACS and Evaporative Cooling segments reported increased operating losses, $404,000 and $199,000, respectively, for the current first quarter compared to the prior year first quarter.

Interest expense in the first quarter of 2018 was $108,000 compared to $66,000 in the first quarter of 2017. The increase from the prior year quarter is attributable to higher average borrowings partially offset by lower average interest rates negotiated on the Company’s revolving line effective in the second quarter of 2017.

The Company’s effective income tax rate reflects federal and state statutory income tax rates adjusted for non-deductible expenses, tax credits and other tax items. The estimated effective income tax rate in the first quarter of 2018 was a benefit of 25.0% compared to a benefit of 34.0% for the first quarter of 2017. The decrease in benefit is attributable to the recently enacted Tax Act which reduced the Company’s Federal Tax Rate from 34.0% to 21.0%.

CAUTIONARY STATEMENT-- Statements in this document that are not historical facts are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company’s Annual Report on Form 10-K for the year ended December 30, 2017 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company’s ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

CONTINENTAL MATERIALS CORPORATION
SUMMARY OF SALES AND EARNINGS

	Three Months Ended
	March 31, 2018	April 1, 2017

Sales	$36,873,000	$34,103,000

Operating loss	(8,193,000)	(611,000)

Interest income	24,000	18,000

Interest expense	(108,000)	(66,000)

Other income, net	19,000	20,000

Loss before income taxes	(8,258,000)	(639,000)

Benefit from income taxes	2,065,000	217,000

Net loss	(6,193,000)	(422,000)

Basic and diluted loss per share	$(3.65)	$(.25)

Average shares outstanding	1,696,000	1,674,000

CONTACT:
Mark S. Nichter
(312) 541-7207